As filed with the U.S. Securities and Exchange Commission on November 21, 2013

Registration No. 333-192069

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIPOCINE INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	99-0370688
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

675 Arapeen Drive, Suite 202

Salt Lake City, Utah 84108

(801) 994-7383

(Address, including zip code and telephone number, of Registrant’s principal executive offices)

Mahesh V. Patel

President and Chief Executive Officer

Lipocine Inc.

675 Arapeen Drive, Suite 202

Salt Lake City, Utah 84108

(801) 994-7383

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

John T. McKenna Gordon K. Ho Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Jeffrey P. Schultz William C. Hicks Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, NY 10017 (212) 935-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to Registration Statement on Form S-1 (File No. 333-192069) is being filed solely for the purpose of filing Exhibit 1.1 as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee and Financial Industry Regulatory Authority, Inc., or FINRA filing fee.

Amount Paid or to be Paid
SEC registration fee	$1,482
FINRA filing fee	2,225
Printing expenses	75,000
Legal fees and expenses	200,000
Accounting fees and expenses	125,000
Blue Sky fees and expenses	50,000
Transfer agent and registrar fees and expenses	15,000
Miscellaneous fees and expenses	31,293

Total	$500,000

Item 14.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, which remain available under Delaware law. These limitations also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.

We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of us, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests. At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

We are obligated, under certain circumstances, pursuant to the registration rights agreement to filed as Exhibit 10.11 hereto, to indemnify the selling stockholders named therein against liabilities under the Securities Act.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Underwriting Agreement	1.1
Amended and Restated Certificate of Incorporation	3.1
Amended and Restated Bylaws	3.2
Form of Indemnification Agreement	10.5
Registration Rights Agreement	10.1

Item 15.	Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by us from October 31, 2010 to November 15, 2013:

(1)	On November 14, 2011, Marathon Bar issued 30,000 shares of common stock to its sole executive officer and sole member of the board of directors at a price of $1.00 per share.

(2)	On July 24, 2013, upon the closing of the Merger, Marathon Bar issued 3,296,341 shares of common stock to 88 former stockholders of Lipocine Operating resident within the United States;

(3)	On July 24, 2013, upon the closing of the Merger, Marathon Bar issued 1,406,372 shares of common stock to 12 former stockholders of Lipocine Operating resident outside the United States; and

(4)	On July 29, 2013, upon the closing of a private placement, Lipocine issued 6,336,664 shares of common stock at a purchase price of $6.00 per share to 28 accredited investors.

(5)	On September 16, 2013, we granted an executive officer a stock option to purchase 50,000 shares of common stock at an exercise price of $6.00 per share and a restricted stock award of 12,000 shares.

The issuances of the securities described in paragraphs (1) and (3) were made outside the United States pursuant to Regulation S under the Securities Act.

The issuances of the securities described in paragraph (2) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder) as a transaction by an issuer not involving any public offering. Each recipient of securities (i) represented that such recipient was an accredited investor under Rule 501 of Regulation D or (ii) each recipient who was not an accredited investor, either alone or with a purchaser representative had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of the Merger, or we reasonably believed immediately prior to the closing of the Merger that such recipient comes within this description. In accordance with Rule 506, no more than 35 recipients of the securities were non-accredited investors.

The issuance of the securities described in paragraph (4) was made in reliance on Rule 506 promulgated under the Securities Act of 1933, as amended, without general solicitation or advertising. Each purchaser represented that it was an accredited investor with access to information about Lipocine sufficient to evaluate the investment and that the common stock was being acquired without a view to distribution or resale in violation of the Securities Act.

The issuances of the securities described in paragraph (5) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D promulgated thereunder) as a transaction by an issuer not involving any public offering.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

See Exhibit Index immediately following the signature page.

(b)	Financial statement schedule.

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 21st day of November, 2013.

LIPOCINE INC.

By:	/s/ Mahesh V. Patel
Mahesh V. Patel
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mahesh V. Patel Mahesh V. Patel	Chief Executive Officer (principal executive officer)	November 21, 2013

/s/ Morgan R. Brown Morgan R. Brown	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	November 21, 2013

* John W. Higuchi	Director	November 21, 2013

* William I. Higuchi	Director	November 21, 2013

* Gordhan Patel	Director	November 21, 2013

*By:	/s/ Mahesh V. Patel
Mahesh V. Patel Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description	Incorporated by Reference
		Form	File Date	File Number	Exhibit

1.1†	Underwriting Agreement

2.1	Agreement and Plan of Merger and Reorganization, dated July 24, 2013, by and among Marathon Bar Corp., Lipocine Operating Inc., and MBAR Acquisition Corp.	8-K	July 25, 2013	333-178230	2.1

3.1	Amended and Restated Certificate of Incorporation	8-K	July 25, 2013	333-178230	3.2

3.2	Amended and Restated Bylaws	8-K	July 25, 2013	333-178230	3.3

4.1	Form of Common Stock certificate	8-K	July 25, 2013	333-178230	4.1

5.1#	Opinion of Cooley LLP

10.1	Lipocine Inc. Amended and Restated 2011 Equity Incentive Plan	8-K	July 25, 2013	333-178230	10.1

10.2	Form of Stock Option Agreement and Option Grant Notice under the 2011 Equity Incentive Plan	8-K	July 25, 2013	333-178230	10.2

10.3	Form of Restricted Stock Award Agreement and Notice under the 2011 Equity Incentive Plan	8-K	July 25, 2013	333-178230	10.3

10.4	Assignment and Assumption of Lease, dated August 6, 2004, by and between Lipocine Inc. and Genta Salus LLC.	8-K	July 25, 2013	333-178230	10.4

10.5	Second Lease Extension and Modification Agreement, dated June 21, 2011, by and between Lipocine Inc. and Paradigm Resources, L.C.	8-K	July 25, 2013	333-178230	10.5

10.6	Form of Indemnification Agreement by and between Lipocine Inc. and each of its directors and officers	8-K	July 25, 2013	333-178230	10.6

10.7	Warrant issued to University of Utah, as amended, dated December 23, 2003	8-K	July 25, 2013	333-178230	10.7

10.8	Registration Rights Agreement, dated May 25, 2004, by and between Lipocine Operating Inc. and Schwarz Pharma Limited (now UCB Manufacturing Ireland Ltd.)	8-K	July 25, 2013	333-178230	10.8

10.9	Registration Rights Agreement, dated April 20, 2001, by and among Lipocine Operating Inc., Elan International Services, Ltd., and Elan Pharma International Limited	8-K	July 25, 2013	333-178230	10.9

10.10	Form of Securities Purchase Agreement, dated July 26, 2013	8-K	July 31, 2013	333-178230	10.10

10.11	Form of Registration Rights Agreement, dated July 26, 2013	8-K	July 31, 2013	333-178230	10.11

10.12*	Manufacturing Agreement, dated August 27, 2013, by and between Lipocine Inc. and Encap Drug Delivery.	8-K	Sept. 5, 2013	333-178230	10.12

Exhibit Number	Description	Incorporated by Reference
		Form	File Date	File Number	Exhibit

10.13	Executive Employment Agreement, dated September 15, 2013, by and between Lipocine Inc. and Morgan Brown	8-K	Sept. 18, 2013	333-178230	10.1

16.1	Letter from Weinberg & Baer LLC, dated July 31, 2013	8-K	July 31, 2013	333-178230	16.1

21.1	Subsidiaries	8-K	July 25, 2013	333-178230	21.1

23.1#	Consent of KPMG LLP, independent registered public accounting firm

23.2#	Consent of Weinberg & Baer LLC, independent registered public accounting firm

23.3#	Consent of Cooley LLP (included in Exhibit 5.1)

24.1#	Power of Attorney (see page II-4 of the initial filing of this registration statement on Form S-1)

101.INS#	XBRL Instance Document

101.SCH#	XBRL Taxonomy Schema Linkbase Document

101.CAL#	XBRL Taxonomy Calculation Linkbase Document

101.DEF#	XBRL Taxonomy Definition Linkbase Document

101.LAB#	XBRL Taxonomy Labels Linkbase Document

101.PRE#	XBRL Taxonomy Presentation Linkbase Document

†	Filed herewith.
#	Previously filed as an exhibit to this registration statement on Form S-1.
*	Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been submitted separately with the U.S. Securities and Exchange Commission.